CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in Arch Communications Group,Inc.'s Form 8-K/A dated June 3, 1999 of our report dated February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999, and the ninth paragraph of Note 1, as to which the date is April 12, 1999, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1998 and 1997 and for each of the three years in the periods ended December 31, 1998.


MetroPark, New Jersey                           /s/ Ernst & Young LLP
June 21, 1999